Filed Pursuant to Rule 424(b)(5)

File No. 333-159595

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value per share	1,955,000(1)	$62.23	$121,659,650	$13,942.20

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 255,000 additional shares of common stock.
(2)	Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated May 29, 2009)

MID-AMERICA APARTMENT COMMUNITIES, INC.

1,700,000 Shares of Common Stock

Mid-America Apartment Communities, Inc. is offering 1,700,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “MAA.” The last reported sale price of our common stock on the New York Stock Exchange on February 24, 2012 was $63.13 per share.

We have granted the underwriters the right, exercisable for 30 days from the date hereof, to purchase up to an additional 255,000 shares of common stock.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion of material risks of investing in our shares under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 3 of the accompanying prospectus, and on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

	Per share	Total
Public offering price	$62.23	$105,791,000
Underwriting discount	$0.80	$1,360,000
Proceeds, before expenses, to us	$61.43	$104,431,000

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about March 2, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank	Jefferies

The date of this prospectus supplement is February 27, 2012.

About this prospectus supplement

This prospectus supplement is part of a registration statement that Mid-America Apartment Communities, Inc., (referred to as “MAA,” “we,” “us,” “our,” or the “Company”) has filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which adds or updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the common stock offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement controls. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” and incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Forward-looking statements

We consider portions of this prospectus supplement to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this prospectus supplement may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;

•	failure of development communities to be completed, if at all, on a timely basis;

•	failure of development communities to lease-up as anticipated;

•	inability of a joint venture to perform as expected;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	unexpected capital needs;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	inability to acquire funding through the capital markets;

•

the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;

•

inability to close the term loan described under the section captioned “Summary,” or to otherwise replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;

Forward-looking statements

•	changes in interest rate levels, including that of variable rate debt, such as extensively used by us;

•	loss of hedge accounting treatment for interest rate swaps and interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	inability to meet loan covenants;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	inability to pay required distributions to maintain REIT status due to required debt payments;

•	imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes; and

•	litigation and compliance costs associated with laws requiring access for disabled persons.

You are advised to carefully read the section of the accompanying prospectus entitled “Risk Factors” and the information under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report filed on Form 10-K.

Summary

This summary is not complete and may not contain all of the information that may be important to you in deciding whether to invest in the common stock. To understand this offering fully, you should carefully read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

OUR BUSINESS

We are a self-administered real estate investment trust, or REIT, that owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of February 27, 2012, we owned or owned interests in a total of 165 multifamily apartment communities comprising 48,537 apartments located in 13 states, including two communities comprising 626 apartments owned through our joint venture, Mid-America Multifamily Fund I, LLC, and five communities comprising 1,635 apartments owned through our joint venture, Mid-America Multifamily Fund II, LLC. In addition, we also had two development communities and a second phase to an existing community under construction totaling 950 units as of February 27, 2012.

Our executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and our telephone number is (901) 682-6600.

2011 ATM EQUITY ISSUANCES

During the fourth quarter of 2011, we issued approximately 1.1 million shares of common stock through our at the market, or ATM, equity program at an average price of $58.68 per share, for total net consideration of approximately $65 million. During 2011, we issued approximately 3.3 million shares of common stock through our ATM program at an average price of $62.86 per share, for total net consideration of approximately $205 million. As of February 27, 2012, we have not issued any shares of common stock under our ATM program during 2012.

UNSECURED TERM LOAN

We have received commitments from existing lenders for a five-year, $150 million unsecured term loan that we expect to close on or about March 1, 2012. An affiliate of UBS Securities LLC will be a lender under the new term loan. We intend to use proceeds from the term loan to repay existing secured indebtedness under our Federal National Mortgage Association facilities, or our FNMA facilities. However, because these commitments are subject to certain pre-closing conditions, there is no guarantee that this new term loan will close on terms acceptable to us, or at all.

The offering

Common stock offered	1,700,000 shares. We have also granted the underwriters an option to purchase up to 255,000 additional common shares.

Common stock to be outstanding after this offering	40,668,302 shares (40,923,302 shares if the underwriters exercise their option to purchase the additional common shares in full).

NYSE symbol for our common stock	Our common shares are traded on the NYSE under the symbol “MAA.”

Use of proceeds	We will receive approximately $104.3 million in net proceeds from the sale of common stock in this offering (approximately $119.9 million if the underwriters exercise their option to purchase the additional common shares in full), after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds for general corporate purposes, including but not limited to acquisitions, development opportunities and the repayment of existing indebtedness. See “Use of Proceeds.”

Dividends	We are currently paying dividends of $0.66 per quarter, or $2.64 per year, per share of common stock.

The number of shares of common stock to be outstanding after this offering is based upon 38,968,302 shares outstanding as of February 27, 2012. This number excludes 1,936,008 shares of common stock issuable upon conversion of outstanding operating partnership units, and 365,037 shares of common stock reserved for our equity compensation arrangements.

For additional information regarding our common shares, see “Description of Capital Stock” in the accompanying prospectus.

RISK FACTORS

Investing in our common stock involves risk. Please read the sections captioned “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the risks and uncertainties described in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk factors

Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 which is incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in our common stock is suitable for you. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common shares could decline and you may lose all or part of your investment.

Resales of our common stock in the public market following the offering may cause the market price to fall.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. We may issue up to 1,955,000 shares of common stock in this offering, assuming full exercise of the underwriters’ option to purchase additional shares. The issuance of these new shares of common stock could result in the depression of the market price for our common stock.

In connection with this offering, we and each of our directors and executive officers entered into a lock-up agreement restricting the sale of his shares for no less than 60 days following the date of this prospectus supplement, subject to certain exceptions as set forth in each such agreement. However, UBS Securities LLC and Jefferies & Company, Inc., at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. When determining whether or not to release shares subject to a lock-up agreement, UBS Securities LLC and Jefferies & Company, Inc. will consider, among other factors, the person’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price of our common stock.

Furthermore, under the rules adopted by the Securities and Exchange Commission in December 2005 regarding registration and offering procedures, if we meet the definition of a “well-known seasoned issuer” under Rule 405 of the Securities Act, we are permitted to file an automatic shelf registration statement that will be immediately effective upon filing. On May 29, 2009, we filed such an automatic shelf registration statement, as amended, which may permit us, from time to time, to offer and sell debt securities, common stock, preferred stock, warrants and other securities to the extent necessary or advisable to meet our liquidity needs.

During 2011, we issued approximately 3.3 million shares of common stock through our ATM program at an average price of $62.86 per share. As of February 27, 2012, we have not issued any shares of common stock under our ATM program during 2012. There are approximately 1.7 million shares of common stock available for issuance through our ATM program.

From time to time we also may issue shares of our common stock in connection with property, portfolio or business acquisitions. We may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price of our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

Risk factors

Our management will have broad discretion with respect to the use of the proceeds of this offering.

Although we have described the intended use of proceeds for this offering in this prospectus supplement, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

UBS Securities LLC may have conflicts of interest that arise out of contractual relationships it or its affiliates have with us.

We may use a portion of the net proceeds of this offering to partially repay the outstanding indebtedness under our unsecured line of credit with KeyBank, or our KeyBank line of credit, which line of credit includes an affiliate of UBS Securities LLC as a lender. As a result, a portion of the net proceeds of this offering may be received by this affiliate. Because this affiliate of UBS Securities LLC may receive a portion of the net proceeds of this offering, UBS Securities LLC and its affiliate may have an interest in the successful completion of this offering beyond the customary underwriting discounts and commissions received by UBS Securities LLC, which could result in a conflict of interest and cause it to act in a manner that is not in the best interests of us or our investors in this offering.

Our ability to pay dividends in the future is subject to many factors

Our credit facility and other debt obligations restrict our ability to pay cash dividends on our common stock if we default on our obligations thereunder. Other financing agreements that we enter into in the future, including our the unsecured term loan that we expect to close on or about March 1, 2012, may similarly limit our ability to pay cash dividends on our capital stock. If we default under any such obligation or if future financing agreements restrict our ability to pay cash dividends, we will be restricted in our ability to pay cash dividends on our common stock unless we can refinance amounts outstanding under those agreements.

Tennessee law requires that dividends be paid only from retained earnings (or undivided profits).

Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

Use of proceeds

We will receive approximately $104.3 million in net proceeds from the sale of common stock in this offering (approximately $119.9 million if the underwriters exercise their option to purchase the additional common shares in full), after deducting underwriting discounts and our estimated offering expenses.

We intend to contribute the net proceeds from any sales of common stock to Mid America Apartments, LP, our operating partnership, in exchange for a number of units to be issued by the operating partnership equal to the number of common shares sold in this offering, thereby increasing our ownership interest in the operating partnership. Our operating partnership intends, over time, to use the net proceeds from the sale of the common stock offered by this prospectus supplement for general corporate purposes, which may from time to time include but not be limited to, funding or partially funding acquisitions of individual multifamily apartment communities or portfolios of multifamily apartment communities, development opportunities or to partially repay existing indebtedness that may be due under our FNMA facilities or our KeyBank line of credit. An affiliate of UBS Securities LLC is a lender under our KeyBank line of credit. A portion of the net proceeds of this offering may be received by this affiliate if we use a portion of the net proceeds to repay borrowings under the KeyBank line of credit.

We anticipate between $250 million and $350 million of acquisitions during 2012 and we also expect to invest approximately $80 million in new development during 2012.

Our FNMA facilities have a combined line limit of $1.0 billion, all of which was available to be borrowed and of which approximately $900 million was outstanding at December 31, 2011. Various tranches of the facilities mature from 2012 through 2018. The FNMA facilities provide for tax free, variable rate and fixed rate borrowings. The average interest rate on the FNMA facilities was 0.9% as of December 31, 2011. The KeyBank line of credit has a line limit of $250 million, approximately $249 million of which was available to be borrowed as of December 31, 2011. No borrowings were outstanding at December 31, 2011. The KeyBank line of credit matures in 2015.

Pending application of any portion of the net proceeds, we may invest it in interest-bearing accounts and short-term, interest-bearing securities consistent with our intention to maintain our qualification for taxation as a REIT. Such investments may include, for example, government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

Price range of common stock and dividend policy

The following table sets forth the quarterly high and low sales prices of our common stock on the New York Stock Exchange and the dividends declared by us with respect to the periods indicated.

	Sales Prices		Dividends Paid	Dividends Declared
	High	Low
2012:
First Quarter (through February 24)	$65.63	$57.96	$0.66		(1)

2011:
First Quarter	$65.00	$60.41	$0.6275	$0.6275
Second Quarter	$68.62	$62.12	$0.6275	$0.6275
Third Quarter	$73.36	$57.04	$0.6275	$0.6275
Fourth Quarter	$63.62	$55.10	$0.6275	$0.66	(2)

2010:
First Quarter	$55.03	$45.14	$0.615	$0.615
Second Quarter	$57.34	$49.74	$0.615	$0.615
Third Quarter	$60.88	$49.71	$0.615	$0.615
Fourth Quarter	$64.48	$57.96	$0.615	$0.6275

(1)	Our Board of Directors has not yet declared a dividend in the first quarter of 2012.
(2)	Generally, our Board of Directors declares dividends prior to the quarter in which they are paid. The dividend of $0.66 per share declared in the fourth quarter of 2011 was paid on January 31, 2012 to shareholders of record on January 13, 2012.

Our quarterly dividend rate is currently $0.66 per common share. Our Board of Directors reviews and declares the dividend rate quarterly. Actual dividends made by us will be affected by a number of factors, including, but not limited to, the gross revenues received from the apartment communities, our operating expenses, the interest expense incurred on borrowings and unanticipated capital expenditures.

We expect to make future quarterly distributions to shareholders; however, future distributions by us will be at the discretion of our Board of Directors and will depend on our actual funds from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our Board of Directors deems relevant.

Certain federal income tax considerations

GENERAL

For a discussion of the taxation of us and the tax considerations relevant to shareholders generally, see “Federal Income Tax Considerations” beginning on page 20 of the accompanying prospectus. The following is a general discussion of the material U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of shares of our common stock and should be read in conjunction with the referenced sections in the accompanying prospectus. This discussion is based on the Internal Revenue Code of 1986, as amended, or the “Code”, income tax regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, or the “IRS”, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. This discussion does not address all the tax consequences that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders subject to special treatment under the Code, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, certain former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, persons that acquire their shares in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, persons that are, or that hold their shares of our common stock through, partnerships or other pass-through entities, U.S. persons whose functional currency is not the U.S. dollar, or persons that hold shares of our common stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

RECENT TAX LAW CHANGES

Medicare Tax

For taxable years beginning after December 31, 2012, certain taxable U.S. shareholders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income.” For these purposes, net investment income includes dividends and gains from sales of stock, including dividends on shares of our common stock and net gains from the taxable disposition of shares of our common stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. Taxable U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of shares of our common stock.

Certain federal income tax considerations

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described in the accompanying prospectus under the heading “Federal Income Tax Considerations” are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum U.S. federal income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% U.S. federal income tax rate for qualified dividend income, and the reduced 35% maximum rate of tax on ordinary income of individuals (rather than 39.6%). The recent Revenue Proposals by the Department of the Treasury provide for an extension of many of these provisions, but only for individual filers with adjusted gross income less than $250,000 for joint returns, $200,000 for single taxpayers and $125,000 for married taxpayers filing separately. The likelihood of any extension of these sunset provisions beyond December 31, 2012, and the terms of any extension cannot be predicted with any accuracy. The impact of a possible reversion generally is not discussed in the accompanying prospectus under the heading “Federal Income Tax Considerations.” Consequently, investors are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Reporting and Withholding on Foreign Financial Accounts

On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act, or the “HIRE Act”, into law. This law imposes a 30% U.S. federal withholding tax on dividends on, and the gross proceeds from the sale or other disposition of, shares of our common stock to a foreign financial institution or non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. For these purposes, a “foreign financial institution” generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interest, commodities, or any interest in such assets. Although the withholding tax provisions of the HIRE Act were to have been effective beginning in 2013, the IRS has indicated that future regulatory guidance will provide for a phased-in implementation of these provisions.

Withholding on dividends on, but not gross proceeds from the sale or other disposition of, shares of our common stock, is to begin on January 1, 2014. Withholding on gross proceeds is to begin on January 1, 2015. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the possible implications of this recently enacted legislation on the acquisition, ownership and disposition of shares of our common stock.

Distributions of Cash and Stock

The IRS issued temporary guidance that permits certain distributions consisting of both cash and stock and declared by us on or after January 1, 2008 and on or before December 31, 2012, with respect to our tax years ending on or before December 31, 2011, to qualify as dividend distributions for purposes of

Certain federal income tax considerations

satisfying the annual distribution requirements. According to the temporary guidance, we must satisfy certain requirements, including the requirement that at least 10% of the aggregate declared distribution consists of cash and the requirement allowing each shareholder to elect to receive his or her entire distribution in cash. If too many shareholders elect to receive cash, however, each shareholder’s ability to receive his or her entire distribution in cash is limited to his or her pro-rata share of the cash made available by us for the distribution.

If we satisfy these requirements, the cash and our stock that we distribute will be treated as a dividend to the extent of our earnings and profits. If we make such a distribution to our shareholders, each of our shareholders will be required to treat the total value of the distribution that each shareholder receives as a dividend, to the extent of each shareholder’s pro-rata share of our earnings and profits, regardless of whether such shareholder receives cash, our stock or a combination of cash and our stock. If any of our shareholders participate in our dividend reinvestment and stock purchase plan, then the dividend reinvestment and stock purchase plan applies only to the extent that, in the absence of the dividend reinvestment and stock purchase plan, the shareholder would have received the distribution in cash, subject to the pro-rata limitation with respect to the cash made available by us for the distribution.

Investors are encouraged to consult their tax advisors regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our stock.

Capital Losses

Regular corporate taxpayers may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and carried forward five years. Under the Regulated Investment Company Modernization Act of 2010, the net capital loss of a corporation may not be carried back to any taxable year for which it is a REIT.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through UBS Securities LLC and Jefferies & Company, Inc., the underwriters and joint bookrunning managers. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of common shares listed opposite their names below:

Underwriter	Number of Common Shares
UBS Securities LLC	850,000
Jefferies & Company, Inc.	850,000

Total	1,700,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them.

We have granted to the underwriters an option exercisable within 30 days of the date of the underwriting agreement to purchase up to an additional 255,000 common shares.

Our common stock is offered subject to a number of conditions, including: a receipt and acceptance of our common stock by the underwriter; and the underwriters’ right to reject orders in whole or in part.

In connection with this offering, the underwriters or securities dealers may distribute prospectuses electronically.

UNDERWRITING DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 255,000 shares.

	No Exercise	Full Exercise
Per share	$0.80	$0.80
Total	$1,360,000	$1,564,000

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts, will be approximately $150,000. In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount to be received by any FINRA member or dependent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

Underwriting

NO SALES OF SIMILAR SECURITIES

We and our directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Jefferies & Company, Inc., offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. The exceptions to the lock-up agreements are for sales of common shares by our directors and executive officers to satisfy tax obligations in connection with the granting or vesting of equity awards acquired pursuant to one or more of our equity incentive plans or the distribution of a deferred equity award pursuant to a deferred equity plan and the issuance of common shares through our Dividend and Distribution Reinvestment and Share Purchase Plan, provided that all such sales and issuances do not exceed an aggregate of 7,500 shares of Common Stock. We are also permitted to file a registration statement for common stock to be issued under our Dividend and Distribution Reinvestment and Share Purchase Plan. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and Jefferies & Company, Inc. may, in their discretion, release some or all the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

Our common stock is listed on the New York Stock Exchange under the symbol “MAA.”

PRICE STABILIZATION AND SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales

•	purchases to cover positions created by short sales;

•	syndicate covering transactions; and

•	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering.

The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

Underwriting

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

In addition, in connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the New York Stock Exchange prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the New York Stock Exchange no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

UBS Securities LLC and Jefferies & Company, Inc, and their respective affiliates have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services for us for which they have received or will receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us. An affiliate of UBS Securities LLC is expected to be a lender under our new five-year, $150 million unsecured term loan that we expect to close on or about March 1, 2012. In addition, an affiliate of UBS Securities LLC is a lender under our KeyBank line of credit. To the extent that any portion of the net proceeds from this offering is applied to repay borrowings under the Key Bank line of credit , an affiliate of UBS Securities LLC will receive a portion of the net proceeds so applied. We do not expect that more than 5% of the proceeds of this offering (not including underwriting discounts and commissions) may be received by UBS Securities LLC in repayment of our KeyBank line of credit. In accordance with FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, the issuer of the securities in this offering, are a real estate investment trust.

NOTICE TO PROSPECTIVE INVESTORS IN EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b) by the Managers to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lead Manager for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

Underwriting

provided that no such offer of Shares shall result in a requirement for the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Underwriting

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

Underwriting

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) as specified in Section 276(7) of the SFA.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

NOTICE TO PROSPECTIVE INVESTORS IN UNITED KINGDOM

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Legal matters

Certain legal matters in connection with this offering will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz PC, Memphis, Tennessee, as our securities and tax counsel. DLA Piper LLP (US) will act as counsel for the underwriters.

Experts

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011, including the schedule appearing therein, and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and certain operating expenses of certain acquired properties, appearing in our Current Report on Form 8-K filed with the SEC on February 24, 2012, have been audited by Watkins Uiberall PLLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Such statements of revenues and certain operating expenses are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed in “Incorporation of Certain Information by Reference,” the information contained on the SEC website is not intended to be incorporated by reference in this prospectus.

Incorporation of certain information by reference

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 24, 2012.

•	Current Report on Form 8-K filed on February 24, 2012.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 14, 1993.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing or calling us at the following address: Investor Relations Department, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138, (901) 435-5371.

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. This prospectus may only be used where it is legal to sell these securities.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

From time to time, we may offer to sell common stock, preferred stock, debt securities or depositary shares under this prospectus. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The New York Stock Exchange Lists our:

Common Stock (symbol: MAA);

8.30% Series H Cumulative Preferred Stock (symbol: MAA PrH).

To assist us in maintaining our qualification as a REIT, no person may own more than 9.9% of the total value of our outstanding capital stock, unless our Board of Directors waives this limitation.

INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS AND IN OTHER INFORMATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD ALSO REFER TO “RISK FACTORS” BEGINNING ON PAGE THREE OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 29, 2009

You should only rely on the information contained or incorporated by reference in this prospectus and in a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Mid-America Apartment Communities, Inc., (referred to as “we,” “us,” “our,” or the “Company”) has filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable supplement together with additional information described under the heading “Where You Can Find More Information” and incorporated by reference either in this prospectus or any prospectus supplement.

OUR COMPANY

Mid-America Apartment Communities, Inc. is a Memphis, Tennessee-based self-administered and self-managed umbrella partnership real estate investment trust, or REIT, that focuses on acquiring, owning and operating apartment communities. We, together with our subsidiaries, report as a single business segment. As of March 31, 2009, we owned interests in 144 multifamily apartment communities comprising 42,252 apartments located in 13 states, including two communities comprising 626 apartments owned through our joint venture, Mid-America Multifamily Fund I, LLC, and two development communities in varying stages of lease-up. Two of these communities, consisting of 536 apartments, were classified as held for sale as of March 31, 2009. We employed 1,178 full time and 76 part time employees at March 31, 2009.

Our principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138 and our telephone number is (901) 682-6600.

RISK FACTORS

Investment in the offered securities involves risk. Before acquiring any securities offered pursuant to this prospectus, you should carefully consider the risks factors described in our periodic reports filed with the Securities and Exchange Commission, or SEC, which are incorporated by reference in this prospectus, including the risks factors described under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and under the captions “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly reports on Form 10-Q, and as described in our other filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements” for additional risks and uncertainties. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described in our periodic reports filed with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and any applicable prospectus supplement could decline, and you might lose all or part of your investment. You should consider these risk factors when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

We consider portions of this prospectus, including the documents incorporated by reference into this prospectus, to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	economic downturn and recession, resulting in reduced demand for apartments;

•	competition from other apartment communities and other rental properties, including unsold single family houses and condominiums;

•	overbuilding of new apartment units in our markets;

•	inability to rent apartment units on favorable economic terms;

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	increased operating costs;

•	inability to acquire funding through the capital markets;

•	inability to pay required distributions to maintain REIT status due to required debt payments;

•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets;

•	unexpected capital needs;

•

the availability of credit, including mortgage financing, and the liquidity of the debt markets, including that provided to us by Fannie Mae and Freddie Mac, at present operating under the conservatorship of the United States Government;

•	changes in interest rate levels, including that of variable rate debt such as is extensively used by us;

•	the continuation of the good credit of swap and cap providers, including Deutsche Bank, Royal Bank of Canada, and J. P. Morgan;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	inability to meet loan covenants;

•	inability to attract and retain qualified personnel;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	potential liability for environmental contamination;

•	litigation and compliance costs associated with laws requiring access for disabled persons;

•	adverse legislative or regulatory tax changes;

•	inability of a joint venture to perform as expected; and

•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status.

All of the foregoing factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time that could adversely affect our business. It is not possible for us to predict all of the factors that may from time to time affect our business or to assess the potential impact of each such factor.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The consolidated ratio of earnings to combined fixed charges and preferred stock distributions and the consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Twelve Months Ended December 31,					Three Months Ended March 31, 2009
	2004	2005	2006	2007	2008
Ratio of earnings to combined fixed charges and preferred stock distributions	1.2x	1.3x	1.1x	1.4x	1.2x	1.4x
Ratio of earnings to fixed charges	1.5x	1.6x	1.3x	1.6x	1.5x	1.7x

For the purpose of calculating the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income from continuing operations before loss from investments in unconsolidated entities, plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortized premiums, discounts and capitalized expenses relating to debt and an estimate of the interest component of rent expense.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we will contribute the net proceeds of any sale of the offered securities to our Operating Partnership in exchange for units of limited partnership interests having characteristics similar to those of the offered securities and our Operating Partnership will use the net proceeds for general corporate purposes, which may include the acquisition or development of apartment communities, the improvement of apartment communities, the repayment of debt or the redemption of preferred stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms of the shares of our capital stock and is subject to and qualified in its entirety by reference to our amended and restated charter as further amended, and our bylaws, as amended, both of which we may amend at a later time and both of which are incorporated by reference into this prospectus. References to the “TBCA” are to the Tennessee Business Corporation Act, as amended.

Overview

Our authorized capital stock consists of 50,000,000 shares of common stock and 20,000,000 shares of preferred stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote.

Common Stock

Subject to such preferential rights granted by the Board of Directors in connection with the issuance of shares of our preferred stock, holders of shares of common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared in respect of the common stock by the Board of Directors in its discretion from funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of our then-outstanding preferred stock. Holders of common stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The following description of the terms of our preferred stock sets forth general terms and provisions of our preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in that prospectus supplement. The description set forth below is subject to and qualified in its entirety by reference to the articles of amendment to our charter fixing the preferences, limitations and relative rights of a particular series of preferred stock.

Under our charter, our Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 20,000,000 shares of preferred stock, in such series, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors. As a result, the Board of Directors may afford the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of common stock. As of the date of this prospectus, our Board of Directors has designated:

•	2,000,000 shares of 9.5% Series A Cumulative Preferred Stock, of which no shares are outstanding;

•	1,938,830 shares of 8.875% Series B Cumulative Preferred Stock, of which no shares are outstanding;

•	2,000,000 shares of 9.385% Series C Cumulative Preferred Stock, of which no shares are outstanding;

•	1,000,000 shares of 9.5% Series E Cumulative Preferred Stock, of which no shares are outstanding;

•	3,000,000 shares of 9.25% Series F Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	400,000 shares of 8.625% Series G Cumulative Redeemable Preferred Stock, of which no shares are outstanding; and

•	6,200,000 shares of 8.30% Series H Cumulative Redeemable Preferred Stock, of which 6,200,000 shares are outstanding.

The description of our Series H preferred stock is contained in documents filed with the SEC.

Our preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. Reference is made to the prospectus supplement relating to the particular series of preferred stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such preferred stock and the number of shares offered; (ii) the price at which such series will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such series; (v) any conversion provisions of such series; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

Our preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock.

Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of our assets legally available for distribution, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of preferred stock. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

If the applicable prospectus supplement so provides, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on our common stock, other than a dividend payable in common stock, unless the accrued dividends on each series of preferred stock have been fully paid or declared and set apart for payment and we will have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of preferred stock.

If the applicable prospectus supplement so provides, when dividends are not paid in full upon any series of preferred stock and any other series of preferred stock ranking on a parity as to dividends with such series of preferred stock, all dividends declared upon such series of preferred stock and any other series of preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of preferred stock and such other series will in all cases bear to each other the same ratio that accrued dividends per share on such series of preferred stock and such other series bear to each other.

Each series of preferred stock will be entitled to dividends as described in the prospectus supplement relating to such series, which may be based upon one or more methods of determination. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of our preferred stock will be entitled to receive out of our assets available for distribution to shareholders the amount stated or determined on the basis set forth in the prospectus supplement relating to such series, which may include accrued dividends, if such liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share (otherwise than for the sinking fund, if any provided for such series) provided for such series set forth in such prospectus supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such prospectus supplement. If, upon our voluntary or involuntary liquidation, dissolution or winding up the amounts payable with respect to preferred stock of any series and any other of our shares of stock ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable prospectus supplement. The rights, if any, of the holders of any series of preferred stock to participate in our assets remaining after the holders of other series of preferred stock have been paid their respective specified liquidation preferences upon our liquidation, dissolution or winding up will be described in the prospectus supplement relating to such series.

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem such preferred stock, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of our stock. The redemption price will be stated in the prospectus supplement relating to a particular series of preferred stock.

Except as indicated in the applicable prospectus supplement, our preferred stock is not subject to any mandatory redemption at the option of the holder.

The prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or redeemable for shares of common stock or another series of preferred stock. Our preferred stock will have no preemptive rights.

Except as indicated in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by Tennessee law, a holder of preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event we issue full shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of preferred stock are entitled to vote.

Under Tennessee law, the affirmative vote of the holders of a majority of the outstanding shares of all series of preferred stock entitled to vote, voting as a separate voting group, or of all outstanding votes of all series of preferred stock equally affected, as a voting group, will be required for (i) the authorization of any class of stock ranking senior to or on a parity with Preferred Stock or the increase in the number of authorized shares of any such stock, (ii) any increase in the number of authorized shares of preferred stock and (iii) certain amendments to the charter that may be adverse to the rights of preferred stock outstanding.

Certain Matters of Corporate Governance

Charter and Bylaw Provisions. The TBCA and our charter and our bylaws govern shareholders’ rights and related matters. Certain provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of the Board of Directors and may discourage or make more difficult any attempt by a person or group to obtain control of us.

Voting Requirement. Our charter may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. Our bylaws may be amended by either the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single group, or by an affirmative vote of a majority of the Board of Directors then holding office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the Board of Directors. Notwithstanding the foregoing, we cannot take any action intended to terminate our qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of common stock.

Special Meetings. Under our bylaws, shareholders may call special meetings of the shareholders only if such shareholders hold outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting.

Advance Notice of Director Nominations and New Business. Our bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (i) by or at the direction of the Board of Directors, or (ii) by a shareholder who has complied with the advance notice procedures set forth in the bylaws. In addition, with respect to any meeting of shareholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

The advance notice provisions of the bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation Of Directors’ Liability. Our charter eliminates, subject to certain exceptions, the personal liability of a director to us or our shareholders for monetary damages for breaches of such director’s duty of care or other duties as a director. The charter does not provide for the elimination of or any limitation on the personal liability of a director for:

•	any breach of a director’s duty of loyalty to us;

•	acts or omissions which involve intentional misconduct or knowing violations of law;

•	unlawful corporate distributions; or

•	acts or omissions which involve transactions from which the director derived an improper personal benefit.

The charter further provides that if the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of a director, such personal liability shall be eliminated or limited to the fullest extent permitted by the TBCA, as amended. These provisions of the charter will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder.

Tennessee Anti-Takeover Statutes. In addition to certain of our charter provisions discussed above, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for our common stock.

Under the Tennessee Investor Protection Act, unless a company’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee

Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of an offeree company pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a “Takeover Offer”). Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and make for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall make the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

Under the TBCA, subject to certain exceptions, no Tennessee corporation may engage in any “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

A “business combination” is defined by the TBCA as any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of:

•	the aggregate market value of the corporation’s consolidated assets;

•	the aggregate market value of the corporation’s shares; or

•	the corporation’s consolidated net income.

•	issuance or transfer of shares from the corporation to the interested shareholder;

•	plan of liquidation of dissolution proposed by the interested shareholder;

•	transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or

•	financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

An “interested shareholder” is defined as:

•	any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction (i) complies with all applicable charter and bylaw requirements; (ii) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder; and (iii) meets certain fair price criteria.

The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Ownership Limitations. For us to qualify as a REIT under the Code, among other things, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that we continue to meet the requirements for qualification as a REIT, our charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the value of all outstanding shares of our capital stock, common and preferred (the “Ownership Limit”). The Board of Directors may waive the Ownership Limit with respect to a shareholder if evidence satisfactory to the Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit shall be deemed “Excess Shares” held by such holder as agent on behalf of, and in trust for the exclusive benefit of, the transferees (which may include us) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote, the Excess Shares will not be considered issued and outstanding for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to our discovery that capital stock has been transferred in violation of the Ownership Limit shall be repaid to us upon demand.

Excess Shares are further subject to transfer at the direction of the Board of Directors. If the Board of Directors directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay us out of the proceeds of such sale all expenses incurred by us in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

In addition, we will have the right, for a period of six months during the time any Excess Shares are held by the holder in trust, to redeem all or any portion of the Excess Shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in our charter) of the capital stock on the date we give notice of our intent to redeem such Excess Shares. The six month period begins on the date on which we receive written notice of the transfer or other event resulting in the classification of capital stock as Excess Shares.

Each shareholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests in us as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The Ownership Limit may have the effect of precluding acquisition of control of us unless the Board of Directors determines that maintenance of REIT status is no longer in our best interests.

Other Matters. The transfer agent and registrar for our common and preferred stock is American Stock Transfer & Trust Company, Brooklyn, New York.

Pursuant to the TBCA, we cannot merge with or sell all or substantially all of our assets except pursuant to a resolution approved by the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the resolution. In addition, the partnership agreement of our Operating Partnership requires that any merger or sale of all or substantially all of the assets of or dissolution of our Operating Partnership be approved by the affirmative vote of a majority of the outstanding limited partnership units.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of the Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of Tennessee, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock (“Depositary Shares”). In such event, we will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by Depositary Shares will be deposited under a Deposit Agreement (the “Deposit Agreement”) between us and the depositary named in the applicable prospectus supplement (the “Depositary”). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such Depositary Share, to all the rights and preferences of our preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (“Depositary Receipts”). Depositary Receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon our written order, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

Dividends And Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of Depositary Shares relating to such preferred stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of we, sell such property and distribute the net proceeds from such sale to such holders.

The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of our preferred stock shall be made available to the holders of Depositary Shares.

Redemption Of Depositary Shares

If a series of preferred stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of preferred stock held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of preferred stock. Whenever we redeem shares of preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of preferred stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting Our Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such preferred stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for our preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by such Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such preferred stock.

Amendment And Termination Of The Depositary Agreement

The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

Charges Of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of our preferred stock and any redemption of our preferred stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

The Depositary will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary and that we are required to furnish to holders of preferred stock.

Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation And Removal Of The Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Restrictions On Ownership

In order to safeguard us against an inadvertent loss of REIT status, the Deposit Agreement will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable Depositary Receipts.

LEGAL OWNERSHIP OF THE SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (not the Company or any applicable trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal income tax issues that you may consider relevant in acquiring our securities. Our counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, or Baker Donelson, has reviewed this summary and is of the opinion that it describes the federal income tax considerations that are likely to be material to a holder of our common stock. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers in light of their personal investment or tax circumstances, or to prospective purchasers who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons holding our common stock through partnerships, S corporations or other pass through entities, foreign corporations and persons who are not citizens or residents of the United States.

The statements in this section are based on the current federal income tax laws governing qualification as a REIT as of the date of this prospectus. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation as a Real Estate Investment Trust

We elected to be taxed as a real estate investment trust or REIT under the U.S. federal income tax laws commencing with our taxable years ended December 31, 1994. In the opinion of Baker Donelson, we are qualified to be taxed as a REIT for our taxable years ended December 31, 1994 through our taxable years ended December 31, 2007, and our current and proposed method of operating will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2008 and in the future. Investors should be aware that Baker Donelson’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our REIT’s assets and the future conduct of our REIT’s business, and is not binding upon the IRS or any court. In addition, Baker Donelson’s opinion is expressed as of the date issued and is based on existing U.S. federal income tax law governing qualifications as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our REIT’s continued qualification and taxation as a REIT depends upon our REIT’s ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income earned from specified sources, the percentage of assets that falls within specified categories, the diversity of share ownership, and the percentage of earnings distributed. While Baker Donelson has reviewed those matters in connection with the foregoing opinion, Baker Donelson will not review our REIT’s compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.

This section discusses the laws governing the federal income tax treatment of a REIT and our shareholders. These laws are highly technical and complex. The following discussion sets forth only the material aspects of those laws. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof.

Our qualification as a REIT depends on our ability to meet on a continuing basis the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment if we fail to qualify as a REIT, please read “—Failure to Qualify” below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from an investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. Even if we qualify as a REIT, however, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on our items of tax preference under certain circumstances.

•

We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and (2) other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, which are described below under “—Requirements for Qualification—Gross Income Tests” below, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a tax equal to (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax which we paid.

•

If we acquire any asset from a C corporation in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, or another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone, by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests occurring after January 1, 2005 (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “—Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and file a schedule with the Internal Revenue Service describing the assets that caused the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification. A REIT is a corporation, trust, or unincorporated association that meets the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable stock or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its stock or ownership certificates;

(6)	not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements (1) through (4) during our entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement (5), we will be deemed to have satisfied requirement (5) for such taxable year. For purposes of determining share ownership under requirement (6), an “individual” generally includes pension funds and other specified tax-exempt entities, except that a “look through” exception applies with respect to pension funds.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6) set forth above. In addition, our charter contains restrictions on the ownership and transfer of the common stock and preferred stock which are intended to assist us in continuing to satisfy the ownership requirements described in (5) and (6) above. The provisions of the charter restricting the ownership and transfer of the common and preferred stock are described in “Description of Capital Stock—Ownership Limitations.”

We currently have three corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and which does not elect to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any of our “qualified REIT subsidiaries” will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. With the exception of one “taxable REIT subsidiary”, MAA of Copper Ridge, Inc., all of our corporate subsidiaries are qualified REIT subsidiaries. Accordingly, the qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation. In contrast, MAA of Copper Ridge, Inc., a taxable REIT subsidiary, is subject to federal corporate income taxation.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of our operating partnership, and of any other partnership in which we have acquired or will acquire an interest, directly or indirectly, a subsidiary partnership, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. As described above, we currently own one TRS, MAA of Copper Ridge, Inc. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test includes, but is not limited to:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	gain from the sale of real estate assets; and

•	dividends or other distributions on and gain from the sale of stock in other REITs.

Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both income tests. For taxable years beginning on and after January 1, 2005, income and gain from certain “hedging transactions” that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Beginning on July 31, 2008, the income and gain exclusion for certain “hedging transactions” that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will also apply for purposes of the 75% gross income test. We will monitor the amount of our nonqualifying income and will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of these tests to us.

Rents from Real Property. Rent that we receive from real property that we own and lease to our residents will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS with respect to which certain other requirements are met;

•

Third, none of the rent attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” if the rent attributable to the personal property exceeds 15% of the total rent received under the lease; and

•

Fourth, we generally must not operate or manage our real property or furnish or render non-customary services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. An independent contractor is any person who does not own, directly or indirectly, more than 35% of the REIT’s stock and in which not more than 35% interest is owned, directly or indirectly, by one or more person also owning 35% or more of the REIT. However, we need not provide services through an “independent contractor,” but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide non-customary services to our tenants without tainting the rents from the related properties.

If a portion of the rent which we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year and we do not qualify for certain statutory relief requirements, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish non-customary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Property Management. Mid-America Apartments, L.P., our operating partnership, receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by our operating partnership. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. We also receive other non-qualifying income, such as income from coin-operated laundry machines and income on after-hour representatives. We believe, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

Prohibited Transactions. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, a repossession action. Property acquired by a repossession action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years prior to 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should have been qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on or after January 1, 2005, to the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry “real estate assets” and such hedging transaction is clearly identified before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements any periodic income or gain from the disposition of such contract will not constitute gross income for purposes of the 95% gross income test and therefore will be exempt from this test. For such taxable years, income from any hedging transaction entered into prior to July 31, 2008 will, however, be nonqualifying income for purposes of the 75% gross income test. Beginning on July 31, 2008, however, the income and gain exclusion will also apply for purposes of the 75% gross income test, and thus be exempt from this test, to the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry “real estate assets” and such hedging transaction is clearly identified before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements. To the extent that we or our operating partnership hedges with other types of financial instruments, or in other situations, it is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet such tests is due to reasonable cause and not due to willful neglect;

For taxable years prior to 2005, the schedule of our sources of gross income was required to be filed with our tax return and any incorrect information on that schedule must not have been due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation as a Real Estate Investment Trust,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year.

First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnership and limited liability companies in which we own an interest must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, for our taxable years beginning prior to July 31, 2008, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. For our taxable years beginning on or after July 31, 2008, no more than 25% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

As noted above, we have an interest in a taxable REIT subsidiary. We have jointly made a taxable REIT subsidiary election with MAA of Copper Ridge, Inc., a Texas corporation, which is wholly-owned subsidiary. The effective date of the TRS election for MAA of Copper Ridge, Inc. is June 9, 2008. The election may be revoked at any time as long as the REIT and the TRS revoke such election jointly. As a result, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded 20% of the value of our gross assets for our taxable years beginning prior to July 31, 2008, and that the aggregate value of our taxable REIT subsidiaries will not exceed 25% of the value of our gross assets for our taxable years beginning on or after July 31, 2008. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with these determinations of value. We also may make loans which must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

(1)	we satisfied the asset tests at the close of the preceding calendar quarter; and

(2)	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that, at the end of a calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the third asset test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005 (other than a de minimis failure of the third asset test as described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which we identify such failure, (ii) we file a schedule with the IRS that identifies each asset that caused us to fail such test, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•

the sum of (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss) and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of particular items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, which we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts which we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain which we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

The IRS recently issued temporary guidance that permits certain distributions consisting of both cash and stock and declared by us for our tax years ending prior to December 31, 2009, to qualify as dividend distributions for purposes of satisfying the annual distribution requirements referenced above. According to the temporary guidance, we must satisfy certain requirements, including the requirement that at least 10% of the aggregate declared distribution consists of cash and the requirement allowing each shareholder to elect to receive his or her entire distribution in cash. If too many shareholders elect to receive cash, however, each shareholder’s ability to receive his or her entire distribution in cash is limited to his or her pro-rata share of the cash made available by us for the distribution.

If we satisfy these requirements, the cash and our stock that we distribute will be treated as a dividend to the extent of our earnings and profits. If we make such a distribution to our shareholders, each of our shareholders will be required to treat the total value of the distribution that each shareholder receives as a dividend, to the extent of each shareholder’s pro-rata share of our earnings and profits, regardless of whether such shareholder receives cash, our stock or a combination of cash and our stock. If any of our shareholders participate in our dividend reinvestment and stock purchase plan, then the dividend reinvestment and stock purchase plan applies only to the extent that, in the absence of the dividend reinvestment and stock purchase plan, the shareholder would have received the distribution in cash, subject to the pro-rata limitation with respect to the cash made available by us for the distribution.

For a general discussion of the federal income tax consequences to our shareholders on the receipt of dividends, see below, “—Taxation of our Shareholders—.” We advise each of our shareholders that the taxes resulting from your receipt of a distribution consisting of cash and our shares may exceed the cash that you receive in the distribution. We urge each of our shareholders to consult his or her tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our shares.

Record Keeping Requirement. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis particular information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify. For taxable year beginning on or after January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Requirements for Qualification—Gross Income Tests” and “—Asset Tests.”

If we failed to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances if we would qualify for such statutory relief.

Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. As previously noted, we have jointly made a taxable REIT subsidiary election with MAA of Copper Ridge, Inc., which is a wholly owned subsidiary. The effective date of the TRS election for MAA of Copper Ridge, Inc. is June 9, 2008. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to the tenants, such as third-party management, development, and other independent business activities. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns securities of a corporation with more than 35% of the value or voting power of all outstanding securities of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, for our tax years beginning prior to July 31, 2008, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test. For our taxable years beginning on or after July 31, 2008, no more than 25% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent which we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. However, any increase as a result of a lease modification in the rent paid by a controlled taxable REIT subsidiary would not be qualifying income for purposes of the gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

The separate existence of a taxable REIT subsidiary or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a taxable REIT subsidiary or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, we are not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation, and we are generally not treated as receiving any income that such subsidiary earns. Rather the stock issued by the taxable REIT subsidiary to us is an asset in our hands, and we generally treat the dividends paid to us from such taxable REIT subsidiary, if any, as income. This treatment can affect our income and asset calculations, as described in the prospectus under “Federal Income Tax Considerations—Requirements for Qualification—Asset Tests” and “Federal Income Tax Considerations—Requirements for Qualification—Income Tests.” Because we do not include the assets, and generally do not include income of taxable REIT subsidiaries or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries.

Taxation of Our Shareholders

Taxation of Taxable U.S. Shareholders. As used herein, the term “U.S. shareholder” means a holder of common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation, partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•

an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

•

any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will move to 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations.

Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see—Taxation as a Real Estate Investment Trust” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends are taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold its common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its common stock become ex-dividend. Although the scheduled tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to the stock of REITs.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its shares of common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax which we paid. The U.S. shareholder would increase the basis in our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax which we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, such distribution will reduce the adjusted basis of such common stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in our common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any net operating losses or capital losses of us. Instead, such losses would be carried over by us for potential offset against its future income generally. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of the Capital Stock. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the capital stock as long-term capital gain or loss if the U.S. shareholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of capital stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the capital stock may be disallowed if the U.S. shareholder purchases other shares of capital stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2010 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution which we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the IRS the amount of distributions which we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. shareholders.”

Taxation of Tax-Exempt Shareholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of the capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our shareholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Shareholders. The preceding discussion does not address the rules governing federal income taxation of the ownership and disposition of our capital stock by persons that are non-U.S. shareholders. The term “non-U.S. shareholder” refers to shareholders who are not U.S. shareholders as described above under “—Taxation of Taxable U.S. Shareholders.” The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. Non-U.S. shareholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our capital stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with our company; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with our claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we makes a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. For taxable years prior to 2005, a non-U.S. shareholder was taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus was taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to our sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. shareholder did not own more than 5% of the class on which the distributions are made during the one-year period ending on the date of the distribution. As a result, such non-U.S. shareholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against our U.S. federal income tax liability for the amount which we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA on gains from the disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of a class of our stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of our stock if that class of stock is “regularly traded” on an established securities market. Because our common stock is regularly traded on an established securities market, a shareholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of that stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non- U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Tax Aspects of Our Investments in Mid-America Apartments, L.P. and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and our subsidiary partnerships, each individually a partnership and, collectively, our partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each partnership’s income and to deduct our distributive share of each partnership’s losses only if our partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as our partnerships, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each of our partnerships reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, our partnerships intend to continue to be classified as partnerships for federal income tax purposes and no partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, which is referred to as the 90% passive income exception.

Treasury regulations, which are referred to as the PTP regulations, provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership should qualify for the private placement exclusion.

If a partnership is considered a publicly traded partnership under the PTP regulations because it is deemed to have more than 100 partners, such partnership should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “Federal Income Tax Considerations—Requirements for Qualification—Gross Income Tests” and “—Asset Tests.” In addition, any change in a partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Federal Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership’s income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, which is referred to as the book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our operating partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our initial public offering. Our operating partnership’s partnership agreement requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

In general, the carryover basis of the facilities contributed by us to our operating partnership will cause us to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to us as a result of such sale. While this will tend to eliminate the book-tax differences over the life of the partnership, the federal income tax laws governing partnership allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of book-tax differences with respect to the facilities contributed by us may cause us to recognize taxable income in excess of our proportionate share of the cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Federal Income Tax Considerations—Requirements for Qualification—Distribution Requirements.”

Under the partnership agreement of our operating partnership, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to our operating partnership will be specially allocated to the contributing partners to the extent of any “built-in” gain with respect to such facility for federal income tax purposes.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership (such decrease being considered a constructive distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the partnership on the disposition of the contributed properties, and any gain recognized by the partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We, however, do not presently intend to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such partnership’s trade or business.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or on a delayed or continuous basis, in each case, through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

If we use underwriters for a sale of securities, the underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or under delayed delivery contracts or other contractual commitments. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities will be named, and any commissions payable by the company to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.

If a dealer is utilized in the sale of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the prospectus supplement relating thereto.

Offers to purchase the securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement relating thereto.

Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date stated in the prospectus supplement. Such Contracts will be subject to only those conditions set forth in the prospectus supplement. Each Contract will be for an amount not less than, and the principal amount of securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such prospectus supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by Contracts. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to Contracts accepted by us.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus or any prospectus supplement will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in this prospectus is based on the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

EXPERTS

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s Current Report on Form 8-K dated May 29, 2009 (including the schedule appearing therein), and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov. Unless specifically listed in “Incorporation of Certain Information by Reference,” the information contained on the SEC website is not intended to be incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC that are not included in this prospectus. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 25, 2009, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on April 17, 2009.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed on May 7, 2009.

•	Current Reports on Form 8-K filed on March 16, 2009, March 27, 2009 and May 29, 2009.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on December 14, 1993.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing or calling us at the following address: Investor Relations Department, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138, (901) 435-5371.

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. This prospectus may only be used where it is legal to sell these securities.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the common stock offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the common stock offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

The date of this prospectus is May 27, 2009.

1,700,000

Shares of Common Stock

Mid-America Apartment Communities, Inc.

Joint Book-Running Managers

UBS Investment Bank

Jefferies

February 27, 2012